Exhibit 2.1

SECOND ADDENDUM TO THE
AGREEMENT

entered into between

NET1 APPLIED TECHNOLOGIES SOUTH AFRICA LIMITED

and

PRISM HOLDINGS LIMITED

WHEREBY THE PARTIES AGREE AS FOLLOWS –

1	INTERPRETATION

In this Addendum -

1.1	"Addendum" means this second addendum to the Merger Agreement;

1.2	"Merger Agreement" means the written agreement entered into between the Parties, dated 3 March 2006, as amended by the first addendum thereto dated 24 March 2006;

1.3	"Parties" means the parties to this Addendum (which are also the parties to the Merger Agreement);

1.4	"Signature Date" means the date of signature of this Addendum by the Party last signing;

1.5	unless otherwise defined in this Addendum, words and phrases defined in the Merger Agreement will bear the same meanings in this Addendum; and

1.6	no provision shall be construed against or interpreted to the disadvantage of any Party by reason of such Party having or being deemed to have structured, drafted or introduced such provision.

2	RECORDAL

2.1	The Parties entered into the Merger Agreement in terms of which, inter alia, certain matters relating to the Prism Share Scheme were recorded.

2.2

As a result of a change in circumstances the Parties wish to exclude the provisions relating to the Reinvestment Plan from the Merger Agreement, amend the number of UEPS share options offered to the Executives and other staff and amend the price relating to the said share options to reflect the fair market value of the UEPS shares on the date such share options were granted.

3	AMENDMENT OF TABLE OF CONTENTS OF THE MERGER AGREEMENT

The Table of Contents is hereby amended by the deletion of the words "ANNEXE B MANAGEMENT RECIPIENTS OF THE REINVESTMENT PLAN"; and the insertion of the words "ANNEXE B MEMBERS OF PRISM'S MANAGEMENT" in place thereof.

4	AMENDMENT OF CLAUSE 1.2.5 OF THE MERGER AGREEMENT

Clause 1.2.5 of the Merger Agreement is hereby amended by the deletion of the words "the Signature Date" (appearing on lines 2 and 3 of that clause), and the insertion of the date "24 August 2006" in place thereof.

5	AMENDMENT OF CLAUSE 7 OF THE MERGER AGREEMENT

Clause 7 of the Merger Agreement is hereby amended by –

5.1	the deletion of the words –

"The Executives shall be required to apply certain of the monies realised by them pursuant to the aforesaid sale (the “Reinvestment Plan”) as set out in annexe B. The Reinvestment Plan will result in the Executives achieving the same benefit as if they had acquired shares in UEPS on Signature Date at the Fair Market Value, subject to the restrictions in clause 7.3.2.1 to clause 7.3.2.5.", appearing on lines 6 to 12 (inclusive) of clause 7.3.1;

5.2	the deletion of clause 7.3.2; and

5.3	the amendment of clause 7.3.3 by –

5.3.1	the deletion of the words ",in addition," (appearing on line 2 of that clause); and

5.3.2

the deletion of the numbers and words "1,050,000 (one million fifty thousand)", (appearing on lines 3 and 4 of that clause) and the insertion of the numbers and words "904, 674 (nine hundred and four thousand six hundred and seventy four)" in place thereof.

6	AMENDMENT OF ANNEXE B TO THE MERGER AGREEMENT

Annexe B to the Merger Agreement is hereby amended by the deletion of the words "ANNEXE B – MANAGEMENT RECIPIENTS OF THE REINVESTMENT PLAN" and the insertion of the words "ANNEXE B – MEMBERS OF PRISM'S MANAGEMENT" in place thereof.

7	REPLACEMENT OF ANNEXE B AND ANNEXE C TO THE MERGER AGREEMENT

The existing Annexe B and Annexe C to the Merger Agreement is hereby replaced in its entirety with the new Annexe B and Annexe C attached to this Addendum.

8	CONTINUATION OF MERGER AGREEMENT

Save to the extent specifically or by necessary implication modified in this Addendum, or unless otherwise agreed in writing, all the terms and conditions of the Merger Agreement shall mutatis mutandis continue to apply.

9	CONFLICTING PROVISIONS

Should any provision of the Merger Agreement conflict with or differ from the provisions of this Addendum, then the provisions of this Addendum will prevail.

10	COUNTERPARTS

This Addendum may be executed in one or more counterparts, each of which shall be deemed to be an original, and all of which together shall constitute one and the same agreement as at the date of signature of the Party last signing one of the counterparts.

11	COSTS

Each Party will pay their own legal costs incurred in connection with the negotiation, preparation and finalisation of this Addendum.

SIGNED at Rosebank on 29 August 2006.
For and on behalf of
NET1 APPLIED TECHNOLOGIES
SOUTH AFRICA LIMITED

/s/ Herman Kotze
Signature

Herman Kotze
Name of Signatory

CFO
Designation of Signatory

SIGNED at Fourways on 29 August 2006.
For and on behalf of
PRISM HOLDINGS LIMITED

/s/ Jan Hnizdo
Signature

Jan Hnizdo
Name of Signatory

Financial Director
Designation of Signatory